Exhibit 10(hh)

Joseph R. Ianniello
c/o ViacomCBS Inc.
51 W. 52nd Street
New York, NY 10019

Dear Joe:	Dated as of January 31, 2020

Reference is made to your employment agreement with ViacomCBS Inc. (“ViacomCBS” or the “Company”) dated as of December 4, 2019 (together, the “Agreement”). All defined terms used without being defined herein shall have the meanings ascribed to them in the Agreement. This letter agreement amends and modifies the Agreement as set forth herein. The provisions of this letter agreement shall be effective as of the date hereof, unless another effective date is provided.

1.	Term. Paragraph 1 of the Agreement shall be amended to provide that the Expiration Date is January 31, 2020.

2.
Payments upon the Expiration Date. Your employment shall terminate effective January 31, 2020, and you shall be entitled to receive (x) the amounts set forth in paragraph 7(b)(i) of the Agreement, (y) subject to your execution of the Release and the Release Effective Date having occurred, the amounts set forth in paragraph 7(b)(ii) of the Agreement, and (z) the benefits set forth in paragraph 7(f) of the Agreement. The amounts to be received by you pursuant to clause (y) of this Section 2 are listed on Exhibit A attached hereto and shall be payable as follows: (i) the amount payable in cash will be paid to you (net of applicable withholdings) in a lump sum on the first regular payroll date of the Company following the Release Effective Date, and (ii) the amount payable in ViacomCBS shares upon net settlement of your RSUs will be delivered to you on the Release Effective Date. You shall be afforded airplane usage for travel previously scheduled.

3.
Modification of Restrictive Covenants. The non-solicitation covenant set forth in paragraph 6(c)(i) of the Agreement shall be revised to read as follows: “You agree that, while employed by the Company and for twelve (12) months thereafter, you shall not directly or indirectly employ or solicit the employment of any person (other than your driver, the Manager, Administration or current personal assistant) who, on the date of termination of your employment, is an employee of the Company or any of its controlled affiliated companies, other than an employee who is subsequently terminated by the Company or affiliated company or resigns for “good reason” (as defined in such employee’s employment agreement with the Company or affiliated company).

4.
Relocation. You shall be able to maintain your current Company-provided apartment in Los Angeles through April 30, 2020; provided that you may extend occupancy through May 31, 2020 by furnishing written notice of the request for extension to the Company by April 1, 2020, in which case you will reimburse the Company for the rent charge for the month of May.

Joseph R. Ianniello
As of January 31, 2020

5.	Indemnification. For the avoidance of doubt, you will retain all of your existing rights to indemnification under paragraph 18 of the Agreement.

6.
Communications. The parties plan to announce your separation from ViacomCBS on January 31, 2020. ViacomCBS agrees that you shall be given a reasonable opportunity to review and approve the content of any external announcement and review and comment on any SEC filing regarding your separation from ViacomCBS (and any subsequent press release or filing that is inconsistent with such announcement or filing) prior to its release. You shall also be permitted to send an internal departure memo, subject to ViacomCBS’s prior approval (which approval shall not be unreasonably withheld or delayed).

7.
Legal Fees. This letter agreement also confirms our understanding that, notwithstanding any provision in the Agreement, ViacomCBS shall promptly, upon submission of an appropriately detailed invoice, pay your legal fees reasonably incurred in connection with this letter agreement and related matters.

8.	Release. References to the defined term “Employment Agreement” in Exhibit A (Form of General Release) to the Agreement shall be deemed to refer to the Agreement as amended by this letter agreement.

9.
Representations. ViacomCBS hereby represents that (i) this letter agreement has been duly authorized and executed by ViacomCBS, (ii) the Agreement, as modified by this letter agreement, is a legal, valid and binding obligation of ViacomCBS enforceable against ViacomCBS in accordance with its terms, and (iii) the termination of your employment has been approved by the Board of Directors in accordance with Article XI, Section 4(b) and Article XI, Section 4(d) of the Company’s By-Laws, and in accordance with Section 7(a)(ii) of your Employment Agreement.

10.
Entire Understanding. This letter agreement, together with the Agreement and any equity award agreements pursuant to which you hold outstanding ViacomCBS equity awards, contains the entire understanding of the parties hereto as of the time that this letter agreement is signed by both parties relating to the subject matter contained herein, and can be changed only by a writing signed by both parties. Except as otherwise expressly provided herein, the Agreement and your equity award agreements shall continue in full force and effect in accordance with their terms.

11.
Counterparts. This letter agreement may be executed in one or more counterparts, including by facsimile, and all of the counterparts shall constitute one fully executed agreement. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

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If the foregoing correctly sets forth our understanding, please sign, date, and return this letter agreement to the undersigned for execution on behalf of ViacomCBS.

Very truly yours,

VIACOMCBS INC.

By:	/s/ Nancy Phillips
	Name:	Nancy Phillips
	Title:	Executive Vice President,
Chief People Officer

ACCEPTED AND AGREED:

/s/ Joseph R. Ianniello
Joseph R. Ianniello